SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 18, 2004

                      Better Minerals & Aggregates Company
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                              333-32518 55-0749125
           (Commission File Number) (IRS Employer Identification No.)

                         Route 522 North, P.O. Box 187
                     Berkeley Springs, West Virginia 25411
          (Address of principal executive offices, including zip code)

                     (304) 258-2500 (Registrant's telephone
                          number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)

Item 7.  Exhibits

        Press release, dated May 18, 2004.

Item 9.  Regulation FD Disclosure.

     On May 18, 2004, Better Minerals & Aggregates Company issued a press release announcing the receipt of requisite consents pursuant to its tender offer and consent solicitation. A copy of such press release is attached hereto as Exhibit 99.1.






                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, Better Minerals & Aggregates Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Better Minerals & Aggregates Company


Date:    May 19, 2004          By:      /s/  Gary E. Bockrath
                                        --------------------------------
                                        Name:   Gary E. Bockrath
                                        Title:     Vice President and
                                                Chief Financial Officer


EXHIBIT INDEX

Exhibit Number           Description                                  Page



99.1                     Press release, dated May 18, 2004.

                                  EXHIBIT 99.1

Better Minerals & Aggregates Company Announces Receipt of Requisite Consents Pursuant to its Tender Offer and Consent Solicitation for its 13% Senior Subordinated Notes

BERKELEY SPRINGS, WV, May 18, 2004--Better Minerals & Aggregates Company (BMAC) today announced that it has received the requisite tenders and consents from holders of its 13% Senior Subordinated Notes due 2009 (CUSIP No. 087714 AC 5) to amend the related indenture. On May 4, 2004, BMAC commenced a cash tender offer and consent solicitation relating to any and all of the notes. The consent solicitation expired at 5:00 p.m., New York City time, on Monday, May 17, 2004. Prior to expiration of the consent solicitation, holders of approximately 89% of the outstanding principal amount of the notes had tendered their notes and consented to the proposed amendments to the related indenture.

As a result of obtaining the requisite consents, BMAC and the subsidiary guarantors intend to execute a supplemental indenture to effect the proposed amendments. The proposed amendments will not become operative, however, unless and until the notes are accepted and paid for pursuant to the terms of the tender offer and consent solicitation. When the proposed amendments become operative, holders of all the notes then outstanding will be bound thereby. The proposed amendments will eliminate substantially all of the restrictive covenants and certain events of default in the indenture and the notes. At this time, tendered notes may not be withdrawn and delivered consents may not be revoked.

The tender offer for the notes will expire at 12:00 midnight, New York City time, on Tuesday, June 1, 2004, unless extended or earlier terminated. The closing of the tender offer is subject to several conditions, including the closing of a new $125 million senior secured credit facility, an amendment to BMAC's existing $30 million revolving credit agreement and other customary conditions.

The dealer manager for the tender offer and solicitation agent for the consent solicitation is Jefferies & Company, Inc.

This press release is neither an offer to purchase the notes nor a solicitation of an offer to sell the notes. The tender offer and consent solicitation are being made only pursuant to the tender offer and consent solicitation materials.

BMAC mines, processes and markets industrial minerals, principally industrial silica, in the eastern and midwestern United States.